Filed pursuant to Rule 433
Dated July 13, 2006
Registration No. 333-132201

Securities Offered:		Floating Rate Notes, MTN Series B

Issuer:				Toyota Motor Credit Corporation
Amount:			        $150,000,000

Offering Date:			July 13, 2006
Settlement Date:		July 18, 2006
Maturity Date:			July 19, 2007

Interest Reset Period		Daily
Interest Reset Date		Each Business Day
Interest Determination Date	The same Business Day as the related Interest Reset
                                Date (2 day cutoff)
Interest Payment Frequency	Quarterly
Day count			Actual/360

Floating Rate Index:		Federal Funds Rate (Effective as published in
                                H.15(519))
Floating Rate Spread:		Federal Funds Rate + 4 basis points
Re-offer Price:			$100.00
Fee:				0.01%
Net Price:			$99.990

Net Proceeds:			$149,985,000.00

Placement Agent:		The Williams Capital Group, L.P.

Definitions:			Interest Payment Dates:   October 19, January 19,
April 19, and July 19, subject to terms in the prospectus

Cusip Number:	 	89233PYS9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 800-924-1311.